EXHIBIT 10.90

STOCK PURCHASE AGREEMENT

by and between

POSITIVEID CORPORATION

and

SANOMEDICS, INC.
SHAREHOLDER OF THERMOMEDICS, INC.

Dated as of October 21, 2015

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2015 is entered into between PositiveID Corporation, a Delaware corporation (“Buyer”) and Sanomedics, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”), of Thermomedics, Inc., a Nevada corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2015 Audited Financial Statements” has the meaning set forth in Section 5.02(b).

“2016 Earn-Out Payment” has the meaning set forth in Section 2.02(b).

“2016 Threshold Earn-Out Amount” has the meaning set forth in Section 2.02(b).

“2017 Earn-Out Payment” has the meaning set forth in Section 2.02(c).

“2017 Threshold Earn-Out Amount” has the meaning set forth in Section 2.02(c).

“Acquisition Transaction” has the meaning set forth in Section 5.16.

“Action” means any claim, action, demand, suit, audit, assessment, investigation, arbitration or inquiry, or any proceeding, whether formal or information, in each case that is filed with, initiated by, conducted by or before any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” has the meaning set forth in Section 2.02.

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“Agreement” has the meaning set forth in the preamble.

“Auditor” has the meaning set forth in Section 2.04(b).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16.

“Business” means the business of the Company of designing, developing and marketing medical diagnostic equipment for professional healthcare providers, as conducted as of the date hereof and as of the Closing Date.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Cash Purchase Price” has the meaning set forth in Section 2.02(a).

“Closing” has the meaning set forth in Section 2.06.

“Closing Balance Sheet” has the meaning set forth in Section 2.04(b).

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Net Working Capital” has the meaning set forth in Section 2.04(b).

“Closing Payment” has the meaning set forth in Section 2.03(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended and Treasury Regulations.

“Company” has the meaning set forth in the recitals.

“Company 2016 Statement of Operations” has the meaning set forth in Section 2.02(b).

“Company 2017 Statement of Operations” has the meaning set forth in Section 2.02(c).

“Company Benefit Plan” has the meaning set forth in Section 3.16.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

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“Company IP Agreements” means all agreements to which the Seller or Company is a party or by which any of them is otherwise bound that relate to Intellectual Property used by the Company in the Business, including (i) licenses of Intellectual Property to the Company or Seller by any other Person, and (ii) licenses of Intellectual Property by the Company or Seller to any other Person.

“Competing Person” has the meaning set forth in Section 5.14.

“Competitive Activity” has the meaning set forth in Section 5.14.

“Constituent Documents” has the meaning set forth in Section 3.02.

“Determination Date” has the meaning set forth in Section 2.04(b).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, collateral assignment, license (or sublicense), charge, claim, easement, encroachment, restriction, covenant or other encumbrance or limitation of any kind, or any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Environmental Permits” has the meaning set forth in Section 3.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“ERISA Affiliate Liabilities” means any liabilities arising out of the status of the Company as an ERISA Affiliate of Seller or any of the other Affiliates of Seller.

“Escrow Agent” has the meaning set forth in Section 2.03(b)(iii).

“Escrow Agreement” has the meaning set forth in Section 2.03(a)(ii).

“Escrow Amount” has the meaning set forth in Section 2.03(b)(i).

“Exergen Litigation” has the meaning set forth in Section 2.02(e).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 3.06.

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“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any agency, instrumentality (including any state-owned or state-controlled enterprise), court, or tribunal of such government or political subdivision or any non-governmental self-regulatory agency, commission or authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means and includes, whether or not secured by the assets or equity of a Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which any such Person is liable as lessee, (vi) obligations under any letters of credit, (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any liability of any other Person of a type described in clauses (i) through (vi) above, or (viii) any accrued and unpaid interest or prepayment, unwind, brokerage or redemption penalties or fees owing by such Person with respect to any liability of a type described in clauses (i) through (vii) above.

“Indemnified Party” has the meaning set forth in Section 7.01.

“Indemnifying Party” has the meaning set forth in Section 7.01.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Intercompany Indebtedness” shall mean any Indebtedness for borrowed money that immediately prior to the Closing would be owed by the Company to Seller or one of its Affiliates (other than the Company) or by Seller or one of its Affiliates (other than the Company) to the Company.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by the Company or otherwise used in the operation of the Business.

“Law” or “Laws” means any constitution, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or rule of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company.

“Leases” has the meaning set forth in Section 3.10(b).

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“Losses” or “Loss” means losses, damages, liabilities, costs, claims, fines, deficiencies, payments or expenses, including reasonable attorneys’ and accountants’ fees and expenses.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company, disrupt, disable, harm, provide access to, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material Adverse Effect” means any change or effect (or aggregation of changes and effects) that is materially adverse to the business, condition (financial or otherwise), assets, Losses, operations, profits or prospects of a Person, including the Company, the Business and the Buyer, as the case may be.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Net Working Capital” has the meaning set forth in Section 2.04(a).

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of June 22, 2015, between Buyer and Seller.

“OFAC” has the meaning set forth in Section 3.14(d).

“Owned Real Property” means, as of the date hereof and as of the Closing Date, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Permits” means all permits, licenses, franchises, approvals, authorizations, certifications, consents, or other indicia of authority required to be obtained from Governmental Authorities to own, construct, operate, sell, inventory, disburse, or maintain any asset or conduct any business.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity or Governmental Authority.

“Post-Closing Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Estimated Balance Sheet” has the meaning set forth in Section 2.04(a).

“Pre-Closing Net Working Capital” has the meaning set forth in Section 2.04(a).

“Real Property” means the Owned Real Property and Leased Real Property.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, advisors, counsel, accountants and other agents of such Person.

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“SEC” has the meaning set forth in Section 4.07.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” has the meaning set forth in Section 3.16.

“Shares” has the meaning set forth in the recitals.

“Software” means computer software programs, including application software, system software, firmware, middleware and mobile digital applications, including all source code, object code, and documentation related thereto, in any and all forms and media.

“Stock Purchase Price” has the meaning set forth in Section 2.02(a).

“Subsidiary” means, when used with respect to any Person, any Person, whether incorporated or unincorporated, (a) a majority of the securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person, together with its Subsidiaries and Affiliates, or (b) that, together with its Subsidiaries and Affiliates, controls the direction or management of, such Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trademarks” has the meaning set forth in Section 3.11(a).

“Treasury Regulations” means the regulations prescribed under the Code.

“Uncovered Amounts” has the meaning set forth in Section 7.04(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

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ARTICLE II

PURCHASE AND SALE

Section 2.01 The Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) and as of the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all right, title and interest in and to the Seller’s Shares, free and clear of Encumbrances (except for the Permitted Encumbrances).

Section 2.02 Consideration.

(a) The price to be paid by the Buyer for the Shares shall be: Seven-Hundred Fifty Thousand Dollars ($750,000) (the “Aggregate Purchase Price”) in the form of Two Hundred Fifty Thousand Dollars ($250,000) in cash less Buyer’s professional services expenses of Twenty Five Thousand Dollars ($25,000) (the “Cash Purchase Price”) and Five Hundred Thousand Dollars ($500,000) in the form of 500 shares of Series J Convertible Preferred Stock of the Buyer (the “Stock Purchase Price”). The Cash Purchase Price shall be subject to adjustment as described in Section 2.04 and as otherwise provided for in this Agreement.

(b) An additional earn-out payment (the “2016 Earn-Out Payment”) of up to Seven-Hundred Fifty Thousand Dollars ($750,000) (the “2016 Threshold Earn-Out Amount”) may be earned by the Seller for the fiscal year that will end on December 31, 2016. Such 2016 Earn-Out Payment, if any, will consist of twenty five percent (25%) cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) shares of preferred stock of the Buyer (up to 563 shares of Series J Convertible Preferred Stock of the Buyer). The Earn-Out Payment will be calculated based on the audited statement of operations of the Company for the year that will end on December 31, 2016 (the “Company 2016 Statement of Operations”). The Company 2016 Statement of Operations shall be prepared in accordance with GAAP. The audit shall be conducted by the Buyer’s auditor (the “Auditor”). The actual amount of the 2016 Earn-Out Payment will be equal to (i) the amount by which the revenues shown on the Company 2016 Statement of Operations exceeds One Million Dollars ($1,000,000) (ii) multiplied by 3, which amount shall in no event exceed the 2016 Threshold Earn-Out Amount. Such sum will be due within 90 days of the preparation of the Company 2016 Statement of Operations. The 2016 Earn-Out Payment and 2016 Threshold Earn-Out Amount shall be subject to adjustment as set forth in Section 2.02(e) below.

(c) An additional earn-out payment (the “2017 Earn-Out Payment”) of up to Seven-Hundred Fifty Thousand Dollars ($750,000) (the “2017 Threshold Earn-Out Amount”) may be earned by the Seller for the fiscal year that will end on December 31, 2017. Such 2017 Earn-Out Payment, if any, will consist of twenty five percent (25%) cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) shares of preferred stock of the Buyer (up to 563 shares of Series J Convertible Preferred Stock of the Buyer). The Earn-Out Payment will be calculated based on the audited statement of operations of the Company for the year that will end on December 31, 2017 (the “Company 2017 Statement of Operations”). The Company 2017 Statement of Operations shall be prepared in accordance with GAAP. The audit shall be conducted by the Buyer’s auditor. The actual amount of the 2017 Earn-Out Payment will be equal to (i) the amount by which the revenues shown on the Company 2017 Statement of Operations exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (ii) multiplied by 2.5, which amount shall in no event exceed the 2017 Threshold Earn-Out Amount. Such sum will be due within 90 days of the preparation of the Company 2017 Statement of Operations. The 2017 Earn-Out Payment and 2017 Threshold Earn-Out Amount shall be subject to adjustment as set forth in Sections 2.02(d) and (e) below.

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(d) The 2017 Threshold Earn-Out Amount shall be increased by an amount equal to the 2016 Threshold Earn-Out Amount less the actual 2016 Earn-Out Payment earned by, and paid to, Seller. In the event that the 2016 Threshold Earn-Out Amount does not exceed the actual 2016 Earn-Out Payment earned by, and paid to, Seller, no adjustments shall be made to the 2017 Threshold Earn-Out Amount.

(e) The Seller and the Company agree and acknowledge that the Company is a party to an intellectual property litigation as of the date hereof with Exergen Corporation in which the Company received a favorable decision from the courts on summary judgment motion, which it expects Exergen Corporation to appeal (the “Exergen Litigation”). In the event that the appeal in the Exergen Litigation is not decided in favor of the Company and continues to trial, settlement or other additional proceedings, as the case may be, the 2016 Threshold Earn-Out Amount and the 2017 Threshold Earn-Out amount shall each be reduced by Two Hundred and Twenty Five Thousand Dollars ($225,000) to Five Hundred Twenty Five Thousand Dollars ($525,000) (applied prorata between cash and Series J Convertible Preferred Stock).

Section 2.03 Closing Deliverables.

(a) Seller Closing Deliverables. At the Closing (or immediately thereafter), the Seller shall deliver or cause to be delivered to Buyer:

i. certificates representing the Shares, free and clear of all Encumbrances, duly endorsed to Buyer or accompanied by duly executed stock powers;

ii. the Escrow Agreement (the “Escrow Agreement”), duly executed by the Seller;

iii. written resignations pursuant to Section 5.04 of this Agreement;

iv. fully executed employment and consulting agreements in a form satisfactory to Buyer in its sole and absolute discretion between the Company and such employees and consultants of the Company as Buyer may determine, including but not limited to those individuals listed on Section 2.03(a)(iv) of the Disclosure Schedules;

v. the written release of all Encumbrances (other than Encumbrances for Taxes not yet due and payable) relating to the assets of the Company or the Shares, in either case, executed by the holder of or parties to each such Encumbrance, in form and substance reasonably satisfactory to Buyer and its counsel, including but not limited to any secured interest with respect to the Company notes listed on Section 2.03(a)(v) of the Disclosure Schedules;

vi. with respect to the information statement to be filed with the SEC by the Seller on Form 14C under Section 3.25 below, the expiration of the applicable Twenty (20)-day period under 17 CFR 240.14c-2;

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vii. fully executed [cash account signature change form];

viii. all consents and approvals relating to the Company required to be obtained from the any Governmental Authority and from third parties under Contracts (hereinafter defined), including, but not limited to, those consents listed and described on Section 2.03(a)(viii) of the Disclosure Schedules;

ix. fully executed convertible note from Seller to Devlin Law Group in the amount of Four Hundred And Fifty Thousand Dollars ($450,000) (to be held by Seller or Seller’s representative pending final disposition of the Exergen Litigation);

x. evidence of product liability insurance of the Company covering claims, up to at least $1,000,000, made with respect to the Company and the Business during the one-year period following the Closing with regard to event(s) that occurred prior to the Closing that gave rise to such claim(s);

xi. evidence that immediately prior to, or at, Closing, all Intercompany Indebtedness between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand shall be settled, released and/or terminated without any continuing Liability to or obligation of the Company as set forth in Section 5.17;

xii. the written release of accounts payables listed on Section 2.03(a)(xii) of the Disclosure Schedules, executed by the payee, in form and substance reasonably satisfactory to Buyer and its counsel;

xiii. a certificate of good standing, or equivalent certificate, for the Company, dated within five (5) Business Days of the Closing Date, issued by the appropriate Government Authority;

xiv. all share transfer books, minute books and other corporate records of the Company; and

xv. a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company, and resolutions of the stockholders and board of directors or other governing body of the Company, authorizing and approving the transactions contemplated hereby.

(b) Buyer Closing Deliverables. At the Closing (subject to the satisfaction of Seller’s obligations as set forth in Section 2.03(a)), Buyer shall deliver to Seller or cause to be delivered:

i. to the Seller, by wire transfer of immediately available funds an aggregate of the Cash Purchase Price less $50,000 (the “Escrow Amount”) (such net amount, the “Closing Payment”) to the account designated by the Seller not less than two Business Days prior to the Closing Date;

ii. the Escrow Agreement, duly executed by Buyer;

iii. the Escrow Amount to VStock Transfer, LLC (the “Escrow Agent”), to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 2.05;

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iv. Secretary Certificate of Buyer and resolution of Board of Directors approving the transaction;

v. Shares of Series J Convertible Preferred Stock of the Company;

vi. the Certificate of Designation with respect to the Series J Convertible Preferred Stock of the Company as filed Secretary of State of the State of organization of the Buyer; and

vii. fully executed of the employment and consulting agreements described in Section 2.03(a)(iv) above.

Section 2.04 Adjustments to the Purchase Price.

(a) Pre-Closing Estimated Balance Sheet; Adjustments to Cash Purchase Price.

i. Prior to the Closing Date, Seller agrees to provide to Buyer an estimated consolidated balance sheet of the Company (the “Pre-Closing Estimated Balance Sheet”), which shall include an estimated calculation of Net Working Capital (the “Pre-Closing Net Working Capital”). The calculation of Pre-Closing Net Working Capital is disclosed in Section 2.04(a)(i). “Net Working Capital” means, as of any date, the current assets of the Company minus current liabilities of the Company, in each case as reflected on the consolidated balance sheet of the Company as of such date. The Pre-Closing Estimated Balance Sheet shall be prepared in accordance with GAAP.

ii. Notwithstanding, Section 2.02(a), the Cash Purchase Price shall be reduced by the amount of any deficit in Net Working Capital as reported on the Pre-Closing Estimated Balance Sheet.

(b) Post-Closing Adjustments to Cash Purchase Price; Audit Rights; Agreement upon the Closing Net Working Capital.

i. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall deliver to Seller, (i) a consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of Net Working Capital of the Company prepared by Buyer as of the Closing Date determined using the Closing Balance Sheet (the “Closing Net Working Capital”). The Closing Balance Sheet shall be prepared in accordance with GAAP.

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ii. Upon delivery of the Closing Balance Sheet, Buyer shall provide the Seller and its accountants access to the accountants and accounting records of the Company and shall use its commercially reasonable efforts to provide the Seller with access to the Buyer’s outside accountants and any and all working papers prepared by the Company or the Buyer related to the preparation of the Closing Balance Sheet, and the calculation of the Closing Net Working Capital. If the Seller disagrees with the calculation of the Closing Net Working Capital as having computational errors, the Seller must notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and calculation of the Closing Net Working Capital. In the event that the Seller does not provide such a notice of disagreement within such thirty (30) day period, the Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital delivered by Buyer, which, if not objected to within the relevant thirty (30) day period, shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and/or the calculation of the Closing Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then Buyer and the Seller shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. Each of the Buyer and the Seller (or their respective designees) shall be permitted to submit a proposed Closing Balance Sheet and Closing Net Working Capital and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Buyer and the Seller, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. It is the intent of the parties that the process set forth in this Section and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Buyer, on one hand, and the Seller, on the other, by the Auditor in proportion to the extent either of such parties did not prevail in the aggregate on items in dispute on their respective Closing Balance Sheets; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the parties. The amounts of the Closing Net Working Capital as finally determined in accordance with the terms of this Section 2.04(b) shall be referred to as the “Final Closing Net Working Capital”. The date on which the Final Closing Net Working Capital are finally determined in accordance with this Section 2.04(b) is hereinafter referred to as, the “Determination Date.”

iii. If the Final Closing Net Working Capital is higher than the Pre-Closing Net Working Capital, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to pay (by wire transfer of immediately available funds from Escrow) to Seller, an amount equal to the amount by which the Final Closing Net Working Capital exceeds the Pre-Closing Net Working Capital. If the Final Closing Net Working Capital is lower than the Pre-Closing Net Working Capital, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to pay (by wire transfer of immediately available funds from Escrow) to Buyer an amount equal to the amount by which the Pre-Closing Net Working Capital exceeds the Final Closing Net Working Capital. In the event that the amount held in Escrow does not satisfy a party’s obligations hereunder, the party owing an amount under this Section 2.04(b)(iii) shall be responsible for providing the other party with cash for the amount of any adjustment required to be made to the Cash Purchase Price.

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(c) Cash Purchase Price Adjustments. Any amounts distributed to the Sellers or Buyer pursuant to the provisions of this Section 2.04 shall be deemed to be and treated for all purposes as adjustments to the Cash Purchase Price.

Section 2.05 Escrow.

(a) Escrow Account. On the Closing Date, Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent, to be held in escrow to satisfy, at least in part, any claims by (i) Buyer for satisfaction of any post closing adjustment pursuant to Section 2.04; (ii) Buyer Indemnified Parties for satisfaction of any indemnification claim of any Buyer Indemnified Parties pursuant to Article VII; (iii) Buyer for any the payment of any Taxes due, or costs incurred relating to the preparation and filing of any tax returns, with respect to the Straddle Period or any other open and applicable tax period pursuant to Section 8.01; or (iv) any and all other claims made by Buyer or any Buyer Indemnified Party pursuant to this Agreement or in connection with the transactions contemplated hereby. The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement. If the Seller become obligated (whether as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide an adjustment payment, indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Buyer and the Seller shall, if necessary for release of funds from the escrow, execute joint written instructions to the Escrow Agent to disburse the appropriate amounts from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement. Subject to the limitations set forth in this Agreement, nothing in this Section 2.05(a) shall be construed as limiting claims by Buyer for satisfaction of any adjustment pursuant to Section 2.04 or by a Buyer Indemnified Party for satisfaction of any indemnification or other claims pursuant to Article VII or otherwise, to the amount then held in escrow.

(b) Release of Amounts in Escrow.

i. Subject to the adjustments made to the Escrow Amount pursuant to Section 2.04(b), within ninety (90) days of the Closing Date, Buyer shall cause the Escrow Agent in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated by the Seller, the amount of any Escrow Amount in excess of Twenty Five Thousand Dollars ($25,000). For the avoidance of doubt, the adjustments to be made to the Escrow Amount pursuant to Section 2.04(b) shall have priority over the payment set forth in the immediately preceding sentence such that (1) the 90-day time period may be extended to the extent necessary to account for the time for adjustment under Section 2.04(b) and (2) no amount may be paid to Seller hereunder in the event that the adjustment made to the Escrow Amount pursuant to Section 2.04(b) causes the remains Escrow Amount to be equal to or less than Twenty Five Thousand Dollars ($25,000).

ii. Upon the twelve (12) month anniversary of the Closing Date (the “Escrow Period”), Buyer and Seller shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated by the Seller, the amount of any remaining Escrow Amount that is not then claimed by the Buyer to be owed to a Buyer Indemnified Party, together with any interest earned on any such amount, for distribution to the Seller, all as may be provided in and pursuant to the terms of the Escrow Agreement.

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Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place (the ”Closing”) on the latest date on which all of the following have been satisfied: (i) the last of the conditions to Closing set forth in Article II and otherwise in this Agreement have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (ii) confirmation of wire delivery of the Closing Payment; (iii) confirmation by the Buyer of the delivery of the Stock Purchase Price to the Seller; and (iv) exchange of signature pages to this Agreement. The date on which the Closing takes place being the “Closing Date”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Nevada and has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True and complete copies of the organizational documents (the “Constituent Documents”) of the Company have been made available to Buyer.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,500 shares of common stock, of which 1,500 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with all rights of first refusal, preemptive rights and similar rights, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer from and after the Closing Date.

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(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of, or other interests in, the Company or obligating Seller, the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding and have not authorized any stock appreciation, phantom stock, rights of first refusal, preemptive rights, conversion rights, profit participation or similar rights or equity-linked awards. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. The Company does not, directly or indirectly, own or have any interest in any shares or other equity ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated, do not and will not: (a) conflict with, result in a violation or breach of any provision of the Constituent Documents of Seller and the Company; (b) assuming all consents, authorizations, orders, and approvals of Governmental Authorities are received, result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller and the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of any contract of Seller, Material Contract or Permit, except, with respect to such Seller contracts, where the failure to give notice or obtain consent would not have a material effect on Seller’s ability to consummate the transactions contemplated hereby. No material consent, approval, Permit, Governmental Order, declaration or filing with, or material notice to, any Governmental Authority is required by or with respect to Seller and the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as set forth in Section 3.05 of the Disclosure Schedules.

Section 3.06 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2013 and December 31, 2014 and the related statements of income for the years then ended and the unaudited financial statements consisting of the balance sheet of the Company as of August 31, 2015 and the related statement of income for the period then ended (the “Financial Statements”) are attached hereto as Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods involved subject to normal and recurring material year-end adjustments and the absence of notes and (ii) in accordance with the methodologies used to the prepare the audited financial statements of Seller for the same time periods. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP consistently applied. The balance sheet of the Company as of August 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or specifically reserved against in the Balance Sheet; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date; (c) ordinary course executory trade obligations to perform after the date hereof any contracts entered into on or prior to the date hereof; and (d) which are set forth in Section 3.07 of the Disclosure Schedules.

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Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from December 31, 2014 until the date of this Agreement, the Company has been operated (or Seller has caused the Company to operate) in the ordinary course of business consistent with past practice in all material respects and there has not been any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the Constituent Documents of the Seller, as it may relate to the Company or the Business, or the Company;

(c) adoption or change of any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(d) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $10,000, except unsecured current trade obligations and liabilities incurred in the ordinary course of business;

(e) creation or other incurrence of any Encumbrance on any material asset of the Company other than Permitted Encumbrances;

(f) sale, transfer, lease, license or other disposition of any of the assets shown or reflected on the Balance Sheet, except (i) in the ordinary course of business consistent with past practice or (ii) except with respect to Intellectual Property, for any assets having an aggregate value of less than $10,000;

(g) (i) adoption, amendment or modification of any Benefit Plan, except as required under applicable Law, the terms of any Material Contract or the terms of the individual Benefit Plan; (ii) grant or increase of any compensation (including any retention or change in control bonus), benefits or severance or termination pay to any current or former employee, officer, director or independent contractor of the Company, (iii) acceleration of the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under, any Benefit Plan, (iv) hiring or termination of any Employee with an annual base salary or base wages exceeding $50,000, or (v) transferring to the Company the employment of any Person whose work duties have not been primarily dedicated to the Business or transferring out of the Company the employment of any Person whose work duties have been primarily dedicated to the Business;

(h) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $10,000;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) incident of damage, destruction or loss of any property or assets owned by the Company or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $10,000;

(k) (i) making, change or revocation of any Tax election; (ii) settlement or compromise of any claim or liability with respect to Taxes relating to the Company; (iii) closing agreement entered into relating to Taxes; (iv) amended Tax Return filing; (v) surrender of any right to claim a refund of Taxes; (vii) incurrence of any liability for Taxes outside the ordinary course of business; (viii) failure to pay any Tax that was due and payable (including any estimated tax payments); (ix) preparation or filing of any Tax Return in a manner inconsistent with past practice; or (x) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company; or

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(l) any agreement to do any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements, whether written or oral, to which the Company is a party (collectively, including any Leases, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $10,000 and either (x) requiring performance by any party more than one year from the date hereof or (y) which cannot be cancelled by Seller or the Company, as applicable, without more than 30 days’ notice;

(ii) all agreements that relate to the acquisition or disposition of any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving consideration in excess of $10,000;

(iii) (a) except for agreements relating to unsecured trade payables incurred in the ordinary course of business, all agreements relating to Indebtedness (including, without limitation, guarantees) or the placing of an Encumbrance on any asset of the Company, in each case having an outstanding principal amount in excess of $10,000 and (b) any intercompany loans or similar Indebtedness between the Company and the Seller;

(iv) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand, in each case involving consideration in excess of $10,000;

(v) all collective bargaining agreements or agreements with any labor organization, union or association;

(vi) all Company IP Agreements (excluding any agreements for commercially available off-the-shelf Software that is not the subject of a negotiated agreement or customized for the Company, and in each case for which the aggregate amounts paid or payable to or by the Company are less than $10,000);

(vii) all contracts and agreements that (A) limit in any respect the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) contain exclusivity, minimum purchase or supply commitments involving purchases of more than $10,000 per year, most-favored-nation, non-solicitation or similar obligations or restrictions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing; and

(viii) all settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which the Company is obligated to satisfy any obligation after the date of this Agreement;

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(ix) all agreements under which the Company has advanced or loaned, or agreed to advance or loan, any Person (other than the Company) any amount in excess of $10,000; and

(x) all distribution, supply, manufacturing, joint venture, partnership, or similar agreements or arrangements.

(b) Except as set forth on Section 3.09(b) of the Disclosure Schedules, each Material Contract is in full force and effect and is a valid and binding agreement of the Company, as applicable, and neither the Company, Seller nor any other party thereto is in breach of, or default under the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract.

(c) Seller has provided to Buyer a fully executed, true, correct and complete copy of each of the Material Contracts, including any amendments thereto.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (or, in the case of Owned Real Property, good and marketable indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property, tangible personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The Owned Real Property identified in Section 3.10(b) of the Disclosure Schedules and the Leased Real Property identified in Section 3.10(b) of the Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the Business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) statutory or common law liens of mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts not delinquent or which are being contested by appropriate proceedings (provided that appropriate reserves required by GAAP have been made in respect thereof);

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties; or

(vi) other imperfections of title or Encumbrances that are immaterial.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Owned Real Property; and (ii) the street address of each parcel of Leased Real Property, and (iii) as of the date hereof and as of the Closing Date, all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Except as set forth on Section 3.10(b) of the Disclosure Schedules, the Company is not a sublessor under any Lease.

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Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (the “Trademarks”), (ii) copyrights, including all applications and registrations related to the foregoing, (iii) trade secrets and confidential know-how, (iv) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, (v) internet domain name registrations and URLs, and (vi) all other intellectual or industrial property and related and equivalent proprietary rights, interests and protections. Intellectual Property used by the Company or with respect to the Company or the Business shall hereinafter be referred to as the “Company Intellectual Property”.

(b) Section 3.11(b) of the Disclosure Schedules lists all Intellectual Property owned by: (i) the Company; or (ii) the Seller as it relates to the Business or the Company, that is registered or subject to a pending application and that is material to the conduct of its business as currently conducted. Seller and the Company each have taken commercially reasonable measures to establish Company Intellectual Property as subsisting, valid and enforceable and, except as set forth in Section 3.11(b) of the Disclosure Schedules, the Company is the owner of all Company Intellectual Property on Section 3.11(b) of the Disclosure Schedules.

(c) None of the Seller or the Company has granted any exclusive license to the Company Intellectual Property to any other Person. Except as set forth in Section 3.11(c) of the Disclosure Schedules: (i) the Company Intellectual Property as used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in any way that would have an adverse effect on the Business as currently conducted.

(d) The Seller and the Company, as the case may be, each have made reasonable efforts to establish the validity and enforceability of the Company Intellectual Property under any applicable Law. The Seller and the Company, as the case may be, each have taken efforts reasonable under the circumstances to maintain the secrecy of all confidential Intellectual Property used in the business as currently conducted, including, without limitation, having policies that require each employee and consultant and any other person with access to trade secrets within the Company Intellectual Property to maintain the confidentiality thereof and there has not been any breach by any such persons of such policy.

(f) The Company has employed commercially reasonable efforts to establish and maintain IT Systems (i) in good repair and operating condition, and that are adequate and suitable for the purposes for which they are being used or held for use, and (ii) that conform to their related documentation. The Seller and the Company, as the case may be, have complied with all Laws, privacy policies and contractual obligations to which the Company is subject concerning the Company Intellectual Property, the collection, dissemination, storage, or use of sensitive data, including consumer credit information and protected health information.

Section 3.12 Insurance. The Company, for the past 3 years, has maintained insurance coverage by valid and currently effective insurance policies or binders of insurance (including bonds, general liability insurance, product liability and workers’ compensation insurance), issued in favor of the Company by insurance companies, in such types and amounts and covering such risks as Seller’s management believes are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company (collectively, the “Insurance Policies”). Section 3.12 of the Disclosure Schedules lists each Insurance Policy, including any bonds. There is no claim by or with respect to the Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. The insurance coverage described in Section 3.12 of the Disclosure Schedules complies with all requirements of applicable Law and all requirements set forth in any Material Contracts and Insurance Policies to which Seller or the Company, as applicable, is a party that require Seller or the Company to carry insurance for the benefit of any other Person. The insurance policies and bonds described in Section 3.12 of the Disclosure Schedules are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, and no written notice of cancellation or termination has been received with respect to any such policy or bond. The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

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Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are (i) no Actions pending or threatened against or by the Company affecting any of its properties, assets or Intellectual Property (or against the Intellectual Property of the Seller that relates to the Business or the Company), (ii) as of the date hereof and as of the Closing Date, no Actions or investigations pending or threatened against or by any of Seller or the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (iii) no investigations pending against the Company, which, in each case, would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their properties or assets, which would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole.

Section 3.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, (i) each of the Company and its officers, directors and employees is and has been at all times since December 31, 2014 in compliance in all material respects with all Laws applicable to it or to which its business, products, properties or assets are subject, (ii) no claim has been made or filed against the Company alleging a violation of any such Laws, and (iii) the Company has not received notice of any such violations. Seller agrees and acknowledges that the representations set forth in the immediately preceding sentence are true as it relates to any Seller’s responsibilities, duties and roles with respect to the Company and the Business.

(b) All material Permits required for each of the Company to conduct its business have been obtained by it and are valid and in full force and effect.

(d) The Company, Seller and any officer or director or agent acting on behalf of any of them, has not (i) been or is designated on any list of any U.S. Governmental Authority related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List or (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC.

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Section 3.15 Environmental Matters.

(a) All Leased Real Property is currently, and at all times during Seller’s or the Company’s ownership and/or operation of its Business has been, in full compliance with all applicable environmental Laws. At all times during the Company’s occupancy and/or operation of the Leased Real Property, there has not been, or is not now occurring, any Release of any hazardous material or any contamination on, under or from the Leased Real Property. Except as disclosed in Section 3.15 of the Disclosure Schedules, at all times prior to Company’s occupancy and/or operation of the Leased Real Property, there did not occur any release of any hazardous material or any contamination on, under or from the Leased Real Property.

(b) Seller or the Company has obtained and maintained in full force and effect, all Permits and other authorizations required, if any, by any applicable environmental Laws necessary to conduct the activities and business of Seller as currently conducted, and to occupy or operate the Leased Real Property (collectively the “Environmental Permits”). Seller and the Company have conducted its activities and Business in compliance in all material respects with all terms and conditions of any Environmental Permits. Seller or the Company, as applicable, has filed all reports and notifications required to be filed under applicable environmental Laws and Environmental Permits.

Section 3.16 Employee Benefit Matters.

(a) Seller and the Company have not adopted, established, maintained or contributed to any benefit, retirement, employment, consulting, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, retention, deferred compensation, severance, vacation, paid time off, welfare, post-employment health and welfare and other material compensation or benefit agreement, plan, policy, program or arrangement, whether oral or in writing, (i) covering one or more Employees, former employees of the Company, or the beneficiaries or dependents of any such Persons and that is sponsored by Seller or Seller’s Affiliates other than the Company (each, a “Seller Benefit Plan”) or (ii) that is sponsored by the Company (each, a “Company Benefit Plan”). The Seller Benefit Plans and the Company Benefit Plans shall be referred to herein as “Benefit Plans.” Section 3.16(a) of the Disclosure Schedules lists all Benefit Plans.

(b) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) Sections 401(a) or 501(a) of the Code, or (iii) is a “multiple employer plan” or a “multi-employer plan” (as those terms are defined in ERISA). Each of Seller and the Company has no liability with respect to any plan subject to ERISA.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules, there is no pending or threatened material Action relating to a Benefit Plan.

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, in each case as a result of the execution of this Agreement, as a result of the consummation of the transactions contemplated by this Agreement.

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Section 3.17 Employment Matters.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with any labor organization, works council, trade union or other employee representative body, and no such employee representative body represents or purports to represent any employees of the Company. Except as set forth in Section 3.17(a) of the Disclosure Schedules, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or with respect to any Employees.

(b) The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, terms and conditions to the extent they relate to Employees. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no material Actions against the Company pending or threatened to be brought or filed in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, withholding taxes, wages and hours, breaks, independent contractor or employee status, exempt or non-exempt status, or any other employment related matter arising under applicable Laws . All employees who primarily perform services for the Company’s business are employed by the Company.

(c) The Company has not implemented any employee layoffs or plant closures that constitutes a mass layoff or plant closure under the WARN Act, and no such events are currently contemplated, planned or announced.

(d) The Company has at all times properly classified the Company’s Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of the independent contractors providing services to the Company as independent contractors, as applicable, and have treated each person classified by them consistently with such status.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) All Tax Returns required to be filed (taking into account any valid extensions) by or with respect to the income, assets, payroll or other similar assets, attributes or activities of the Company have been filed whether required to be filed by the Company or any other person. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company that are currently in effect.

(c) There is no Action by any taxing authority against the Company and no such Action has been threatened in writing.

(d) All material Taxes which the Company is obligated to withhold from amounts owing to any Employee, creditor or other party have been withheld and paid.

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(e) No entity classification election or change in entity classification election has been made under Treasury Regulations Section 301.7701-3 with respect to the Company s for U.S. federal income Tax purposes.

(f) The Company has not, within the last five (5) years, been a party to any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code applies. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in (i) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any analogous or similar provision of Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law). The Company will not be required to reduce any of their Tax attributes by reason of the application of Treasury Regulation Section 1.1502-36 to the transactions contemplated by this Agreement. Each contract, arrangement or Benefit Plan of any member of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all respects. The Company has no indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(g) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income, in each case, in such other country. The method of allocating income and deductions among the Company and any parties treated as related or under common control with Company complies with the principles set forth in Code Section 482 and Treasury Regulations promulgated thereunder (and any similar provisions of state, local or non-U.S. law) and any other applicable laws on transfer pricing, and the Company has maintained all applicable records with respect to transfer required to avoid the imposition of penalties under all applicable transfer pricing laws.

(h) There are no liens for Taxes on the assets of the Company other than for Taxes not yet due and payable.

(i) The Company (i) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of (A) any change in method of accounting relating to the manner in which an item was reported on or prior to the Closing, (B) installment sale or open transaction disposition, intercompany transaction made or excess loss account arising on or prior to the Closing, (C) prepaid amount received or revenue deferred on or prior to the Closing, or (D) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing, (ii) has not received or applied for a Tax ruling or entered into a closing agreement as described in Section 7121 of the Code on or prior to the Closing, (iii) is not or has not been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the common parent of which was Seller) or (iv) has no liability for the Taxes of any Person (other than Seller or any of its Subsidiaries), including as a transferee or successor, by contract, operation of law including Treasury Regulation Section 1.1502-6, or otherwise or pursuant to any Tax sharing, indemnity or other contractual agreements, other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (such as credit or other commercial lending agreements, employment agreements, or other arrangements with landlords, lessors, customers and vendors). No “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) has been undertaken that involves the Company or any of its Subsidiaries.

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Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.20 {Intentionally Omitted}

Section 3.21 Anti-Corruption. The Company has not and none of Seller’s or the Company’s respective officers, directors, employees, agents, or other individuals or entities acting for or on behalf of the Company has, (i) used any funds for contributions, gifts, entertainment, or other payments related to political activity or (ii) made any payment to any government official, in each case in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 or any similar Law.

Section 3.22 Customers and Suppliers. Except as provided on Section 3.22 of the Disclosure Schedules, there exists no condition or state of facts or circumstances involving any customers, suppliers, distributors or sales representatives of the Business that Seller can reasonably foresee could have an adverse impact on the Business after the Closing Date. Except, as provided on Section 3.22 of the Disclosure Schedules, as of the date hereof and as of the Closing Date, no material customer, distributor or material supplier has provided Seller or the Company with notice of its intention to cease doing business with Seller or to materially decrease the amount of business it is presently doing with the Company. Except as provided on Section 3.22 of the Disclosure Schedules, Seller has no reason to believe that any such Person would do so as a result of the consummation of this transaction. Without limiting the foregoing, no such customer, distributor or supplier has given Seller or the Company notice that it is subject to any bankruptcy, insolvency or similar proceeding and no such proceeding by any other party is pending or threatened nor has any act or omission occurred that makes such proceeding likely.

Section 3.23 Indebtedness. Except as provided in Section 3.23 of the Disclosure Schedules, the Company does not have any Indebtedness, including Intercompany Indebtedness, and the Seller does not have any Indebtedness including Intercompany Indebtedness, in connection with the Business. Seller represents that Buyer will not acquire any Indebtedness of, or relating to, the Company, as a result of the transactions contemplated by this Agreement.

Section 3.24 Full Disclosure. Each Section of the Disclosure Schedules and other document attached, listed or referenced in a Section of the Disclosure Schedules delivered by or on behalf of Seller to Buyer in connection with this Agreement is complete and accurate. The representations, warranties, assurances or statements of the Seller and the Company contained herein (including the Disclosure Schedules attached hereto) do not contain any untrue statement of a material fact or, omit a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which such statements were made, not materially false or misleading. There are no facts or occurrences of any event or transaction that have not been disclosed to Buyer in writing and which could reasonably be expected to have an adverse impact on the condition of Seller, the Company, the assets of the Company or the Business.

Section 3.25 Filing of Seller Form 14C Information Statement. The Seller agrees that it shall file an information statement with the SEC on Form 14C pursuant to 17 CFR 240.14c-2 for the transactions contemplated by this Agreement as soon as practicable following the date of this Agreement, but in no event later than the Fifth (5th) Business Day following the date of this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter documents of Buyer; (b) assuming all consents, authorizations, and approvals of Governmental Authorities are received pursuant to Section 5.08, result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, as of the date hereof and as of the Closing Date, there are no Actions or investigations pending or, to Buyer’s knowledge, threatened against or by Buyer or any Subsidiary of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 SEC Filings. Other than Form 8-K reports, Buyer has filed with the Securities and Exchange Commission (“SEC”) all forms, reports, schedules, and statements that were required to be filed by it with the SEC within the period beginning on the date of inception of Buyer and ending on the Closing Date (the “SEC Documents”). As of their respective dates, the SEC Documents were prepared in accordance with the Exchange Act of 1934, as amended, (the “Exchange Act”) and the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in those documents or necessary to make the statements in those documents not misleading, in light of the circumstances under which they were made.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use its best efforts to:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets, including any Company Intellectual Property, from infringement or usurpation;

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(f) cause the Company to perform all of its obligations under all contracts relating to or affecting its properties, assets or business, including Material Contracts;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each of the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data and, with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) officers, directors, employees, customers and other business relations, related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to materially interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would: (x) cause material competitive harm to Seller, the Company, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other legal privilege; or (z) contravene any applicable Law. Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, Buyer shall not contact any suppliers to, or customers of, the Company. Prior to Closing, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property without the prior written consent of Seller.

Section 5.03 {Intentionally Omitted}

Section 5.04 Resignations. At the Closing, Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company (other than Gary O’Hara).

Section 5.05 {Intentionally Omitted}

Section 5.06 Director and Officer Indemnification and Insurance.

(a) Seller or the Company, as the case may be, shall continue to carry the Insurance Policies through the Closing, and Seller shall not amend or modify the Insurance Policies or allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such Insurance Policies to occur or exist. Except as otherwise provided by this Section 5.06, Buyer acknowledges that from and after the Closing none of Buyer nor the Company shall have coverage under any of Seller’s insurance policies. Seller acknowledges and agrees that with respects to acts, omissions, events or circumstances relating to the Company and the Business that occurred or existed prior to the Closing that are covered by Insurance Policies that are occurrence-based policies or claims known or reported to insurers covered by Insurance Policies that are claims-made policies under which policies any of the Company is an insured on or prior to Closing, the Buyer and the Company may make claims under such policies subject to the terms and conditions of such policies and this Agreement. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause the Company to make claims or seek coverage under the Insurance Policies for any covered claims incurred prior to Closing. For the avoidance of doubt, Seller shall remain responsible, without recourse to the Company or Buyer, for the deductible or self-insured retention amount for any pre-close insurance claims (regardless of when the claim is presented) covered under any Seller insurance policy.

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(d) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, the Company, or the Company’s Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.06.

Section 5.07 Non-Disclosure; Confidentiality. Buyer and Seller acknowledge and agree that the Non-Disclosure Agreement remains in full force and effect and shall continue in full force and effect. Notwithstanding the terms of the Non-Disclosure Agreement, until the third anniversary of the Closing Date: (i) Seller shall, and shall cause its respective controlled Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Company related to Seller’s ownership of the Company prior to the Closing and (ii) Buyer shall, and shall cause its controlled Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Seller (other than information relating to the Company) related to Buyer’s ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 5.08 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Representatives and Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto agrees not take any action that is reasonably likely to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules. Buyer shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

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Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would (x) jeopardize any attorney-client privilege; or (y) contravene any applicable Law.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Articles II and VI hereof that are for the benefit of the other party.

Section 5.11 Public Announcements. Each of Buyer and Seller agree that it will make no public release or announcement concerning the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except such release or announcement as may be required by applicable Law, the rules or regulations of the SEC, or the stock exchange requirements to which it is subject, and Buyer may disclose such information as it reasonably deems necessary and appropriate to its and its Affiliates’ current and prospective direct and indirect investors.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13 {Intentionally Omitted}

Section 5.14 Non-Competition. Seller, including its directors and officers, agree that for the period from the Closing Date until the five-year anniversary of the Closing Date, they shall not and shall cause Seller’s Affiliates not to, directly or indirectly, engage in a business competitive to the Business anywhere in the world (each, a “Competitive Activity”); provided that the foregoing shall not prohibit Seller, its directors and officers or any of its Affiliates from collectively owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any Person that engages in any Competitive Activity (a “Competing Person”) so long as neither Seller, its directors or officers, nor any of its Affiliates has any participation in the management of such Competing Person.

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Section 5.15 Non-Solicitation. Seller, including its directors and officers, agrees that from and after the date of this Agreement until the five-year anniversary of the Closing Date, they shall not and shall cause Seller’s Affiliates not to, directly or indirectly, solicit for employment or hire any Person who is at any time from the date of this Agreement to the Closing Date employed by the Company; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Buyer or any of its Subsidiaries (including the Company) or (ii) with respect to any employee who has been terminated by Buyer, the Company after the Closing.

Section 5.16 Exclusivity. From and after the date hereof, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) initiate, solicit, facilitate, encourage, discuss, negotiate or accept any inquiries, proposals or offers with respect to (i) the acquisition, in a single transaction or a series of related transactions, of any of the outstanding shares of any class or series of equity securities or debt securities of Seller, the Company or any of its Subsidiaries or any interests therein, (ii) the acquisition (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), in a single transaction or a series of related transactions, of a material portion of the assets and properties of Seller, the Company or any of its Subsidiaries or interests therein (on a consolidated basis), (iii) the merger, consolidation or combination of Seller, the Company or any of its Subsidiaries or (iv) the recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction with respect to Seller, the Company or any of its Subsidiaries (each of the foregoing in clauses (i) through (iv), an “Acquisition Transaction”), or (b) enter into any contract or agreement concerning or relating to an Acquisition Transaction, in each case with a party other than Buyer or an Affiliate of Buyer. In the event that Seller receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, or obtains information that such an inquiry, proposal or offer is likely to be made, Seller shall provide Buyer with immediate notice thereof, which notice shall include the terms of, and the identity of the person or persons making, such inquiry, proposal or offer. Seller shall, and shall cause its Affiliates to, immediately terminate any and all discussions or negotiations with any third party with respect to, or that could reasonably be expected to lead to, an Acquisition Transaction. Prior to the Closing, Seller shall not transfer, dispose of or put an Encumbrance on the equity securities of the Company or any of its Subsidiaries.

Section 5.17 Intercompany Accounts. Prior to the Closing, on terms and conditions reasonably satisfactory to Buyer, Seller shall release, cancel, terminate or otherwise settle all Intercompany Indebtedness and accounts owed by the Company to Seller or any of its Affiliates (other than the Company) as of immediately prior to the Closing, and Seller shall cause the Company to release, cancel, terminate or otherwise settle all Intercompany Indebtedness and accounts owed by Seller or any of its Affiliates (other than the Company) to the Company as of immediately prior to Closing. The purchase price related calculations in Article II shall be made after giving effect to the transactions contemplated by the prior sentence. Effective upon the Closing, Seller, on behalf of itself and its Affiliates (other than the Company), hereby forever fully and irrevocably waives, releases and discharges the Company and Representatives from any and all claims, liabilities, obligations or agreements of any kind or nature whatsoever.

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Section 5.18 Buyer’s Shares; Disclosure and Reporting Requirements. For the period from the date hereof until the Seller or its successors no longer owns any of the shares representing the Stock Purchase Price: (i) Buyer shall maintain the listing of its shares of common stock on at least one of the Over the Counter electronic quotation systems (which specifically includes the OTCQX, OTCQB, and OTC Pink tiered marketplaces run by OTC Markets Group Inc.). or an equivalent replacement exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital, the New York Stock Exchange, or the NYSE MKT; and (ii) Buyer shall be subject to the reporting requirements of the Exchange Act and comply with such reporting requirements.

Section 5.19 Allocation of Cost of Product Liability Insurance. With respect to the product liability insurance of the Company described in Section 2.03(a)(x) above, the Buyer and the Seller agree that each party shall be responsible for Fifty Percent (50%) of the cost of such product liability cost, which the parties estimate to be approximately $10,000 for the coverage claims up to at least $1,000,000 during the one-year period following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, unless a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, enjoining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations of Seller (without giving effect to any “material,” “Material Adverse Effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) Section 6.02(b) and Section 6.02(e) have been satisfied.

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(d) Buyer shall have received the Domain Names and Company Intellectual Property held by Seller but which relates to the Company and the Business.

(e) No event, occurrence, fact, condition or change has occurred that that, individually or in the aggregate, has had or would reasonably be expected to have an adverse impact on the Company.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the representations of Buyer (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the other representations and warranties of Buyer contained in this Agreement (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival.

(a) The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein or in any certificate delivered pursuant hereto and covenants or other agreements contained in this Agreement to the extent required to be performed prior to Closing shall survive the Closing and, except as otherwise set forth in this Article VII, shall remain in full force and effect until the date that is thirty-six months from the Closing Date. Each of the covenants or other agreements contained in this Agreement which by their terms contemplate performance at or after the Closing shall survive the Closing for the period contemplated by their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved. The parties hereby agree and acknowledge that, except as otherwise set forth in this Article VII, the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VII must be brought or filed prior to the expiration of the survival period.

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(b) Notwithstanding Section 7.01(a) above, (i) Section 3.18 and any other representations, warranties or covenants made by Seller or the Company with respect to Taxes, or the costs related to the preparation and filing thereof, shall survive until the expiration of the applicable statute of limitations (accounting for any extensions) and (ii) Seller shall be subject to its obligations under Section 7.02(d) until the expiration of the applicable statute of limitations (accounting for any extensions).

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer, its Affiliates, and any of their respective officers, directors, employees, or agents (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against any and all Losses of, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Seller is a party;

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any actual fraud committed by Seller, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement; or

(d) any liability or Losses for Taxes of the Company or with respect to the Business, or the costs related to the preparation and filing thereof, relating to periods on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller, its Affiliates and any of their respective officers, directors, employees, and agents (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses of, incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Buyer is a party;

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any actual fraud committed by Buyer, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement.

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Section 7.04 Certain Limitations. The indemnification provided in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Payments by an Indemnifying Party pursuant to Section 7.02 or 7.03 in respect of any Loss shall be reduced by an amount equal to the net amount of any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Loss. The Indemnified Party shall (i) use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses and (ii) to the extent the Indemnified Party is unable to recover amounts under clause (i) sufficient to cover any Losses (such amounts, the “Uncovered Amounts”), upon the written request of the Indemnifying Party, assign to the Indemnifying Party the right to recover the Uncovered Amounts under such insurance policies or indemnity, contribution, or other similar agreements and use commercially reasonable efforts to cooperate with the Indemnifying Party’s claims thereunder.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, to the extent required by Law, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d) The parties agree that for purposes of (i) determining whether there has been a breach of or inaccuracy in any representation or warranty subject to indemnification pursuant to this Article VII and (ii) calculating the amount of Losses with respect thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect” or “Material Adverse Effect” or words of similar import, were omitted from the text of such representations and warranties.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any Losses in excess of the Aggregate Purchase Price plus the 2016 Earn-Out Payment and the 2017 Earn-Out Payment.

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Section 7.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent reasonably practicable, describe the Third-Party Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 10 Business Days of the notice described in the previous clause, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnified Party shall have determined in good faith that (a) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, (b) that there may be available to the Indemnified Party one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim or (c) the conduct of the defense or any proposed settlement of such Third-Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, the Indemnified Party shall have the right, upon notice to Indemnifying Party, to engage separate counsel and to control the defense of such Third-Party Claim with respect to such matters, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party with the Indemnified Party’s prior written consent. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to pay, settle, or defend such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, settle, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.09) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control or consent to the defense or settlement of (and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party with respect to), and the Indemnified Party shall be entitled to have control over the defense or settlement of, any Third-Party Claim that (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim with a Governmental Authority or a key customer, key supplier or regulator of the Indemnified Party, (iv) as to which the Indemnified Party reasonably believes an adverse determination would result in Losses that would exceed the limitation on the right of the Indemnified Party to recovery contained in this Article VII or (v) if in the reasonable opinion of counsel to the Indemnified Party the Indemnifying Party has conflicting or adverse interests or is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party or the Indemnified Party that are different from or additional to those available to the Indemnifying Party.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) does not provide for any relief other than the payment of monetary damages, (ii) provides for the complete and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (iii) does not result in a finding or admission of any violation of Law, breach of contract or similar acknowledgement, and (iv) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement. If the Indemnified Party has assumed the defense pursuant to Section 7.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent practicable, describe the Direct Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall reasonably cooperate to allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

(i) If the Indemnifying Party does not notify the Indemnified Party during such 30-day period following its receipt of such notice (the “Direct Claim Dispute Period”) that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VII, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party disputes its liability for a Direct Claim, it shall tender written notice of its dispute of Direct Claim (the “Direct Claim Dispute Notice”) to the Indemnified Party within the Direct Claim Dispute Period. The parties shall meet within fifteen (15) Business Days of the date of tender of the Direct Claim Dispute Notice in an attempt to resolve liability for the Direct Claim.

(ii) If the parties are unable to amicably resolve any dispute regarding a Direct Claim within fifteen (15) Business Days following their initial meeting after tender of the Direct Claim Dispute Notice then the disputed matters shall be submitted for resolution to an arbitrator (the “Arbitrator”) as may be mutually acceptable to Indemnifying Party and Indemnified Party. The Arbitrator shall consider the disputed matters and issue a written determination with respect to the disputed matters, which shall be final and binding on the parties. The parties shall cooperate reasonably with each other and each other’s representatives to enable the Arbitrator to render a decision as promptly as possible. The fees and disbursements of the Arbitrator shall be borne by the non-prevailing party. Any arbitration under this Agreement shall be administered in accordance with the provisions the Commercial Arbitration Rules of the American Arbitration Association. All proceedings shall be held in Fort Lauderdale, Florida. For the purpose of clarity, the role of the Arbitrator shall be to resolve whether the party seeking indemnification is entitled to same under the terms of this Agreement, and not to determine the extent of the liability of the Indemnifying Party to the Indemnified Party.

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Section 7.06 Amount of Indemnification. The amount of indemnification to which an Indemnified Party shall be entitled under this Article VII shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnifying Party; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 7.07 Payment. With respect to Third Party Claims for which indemnification is payable hereunder, Indemnifying Party will pay Indemnified Party promptly after (i) the entry of judgment against the Indemnified Party and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnified Party; or (iii) the execution of any agreement settling any Third Party Claim as contemplated in Section 7.05(b). Notwithstanding the foregoing, expenses of the Indemnified Party for which the Indemnifying Party is responsible will be reimbursed by the Indemnifying Party, upon presentation of reasonably detailed invoices for such expenses. With respect to any Direct Claims for which indemnification is payable, Indemnifying Party will promptly pay Indemnified Party (i) if the Indemnifying Party fails to dispute the Direct Claim, in the amount of the Direct Claim, or (ii) in accordance with the resolution of a dispute regarding a Direct Claim.

Section 7.08 Right of Setoff. Upon notice to Seller, Buyer may set off any amount to which it or any of its Affiliates, including the Company may be entitled under this Article VII, against any amounts payable to Seller pursuant to this Agreement, including the Escrow Amount, 2016 Earn-Out Payment and 2017 Earn-Out Payment.

Section 7.09 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII

CERTAIN TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

Section 8.01 Tax Returns.

(a) Buyer shall prepare on behalf of the Company and timely file, or cause to be prepared and timely filed, all income Tax Returns of or with respect to the Company for Tax periods ending on or prior to the Closing Date. Buyer shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns; provided, however, that all such Tax Returns shall be prepared in accordance with most recent past practice, except to the extent otherwise required by applicable Law. The federal and state income Tax Returns of the Company shall be prepared by Buyer on the basis that the Company’s taxable year will end at the end of the day on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and -76(b)(2)(i). If needed, Buyer, at the Seller’s expense, shall cause the Company to furnish Tax information to Seller for use and inclusion in Seller’s federal and state income Tax Returns for Tax periods ending on or prior to the Closing Date. Seller shall timely pay all Taxes shown as due on such Tax Returns. If required under applicable Law, for all taxable periods ending on or before the Closing Date, Seller shall cause the Company, to the extent consistent with past custom and practice, to join in the consolidated income Tax Returns of Seller and its Affiliates. Seller is responsible for any costs incurred by Buyer in connection with the preparation and filing of such Tax Returns and shall take all necessary action to promptly reimburse Buyer for such costs.

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(b) The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Tax period that begins before and ends after the Closing Date (a “Straddle Period”) as a short taxable period ending as of the close of business on the Closing Date, unless such election has an adverse effect on either party. Buyer shall prepare on behalf of the Company and timely file, or cause to be prepared and timely filed, the income Tax Returns of or with respect to the Company for the Straddle Period. Buyer shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Return; provided, however, that all the Tax Return for the Straddle Period shall be prepared in accordance with most recent past practice, except to the extent otherwise required by applicable Law. If needed, Buyer, at the Seller’s expense, shall cause the Company and to furnish Tax information to Seller for use and inclusion in Seller’s consolidated federal and state income Tax Returns for the Straddle Period. Seller shall timely pay all Taxes shown as due on such Tax Return. Buyer shall deliver such Straddle Period income Tax Return at least thirty (30) days prior to the date on which such Tax Return is required to be filed (taking into account any extensions obtained) with the appropriate taxing authority for review and approval by Seller which approval shall not be unreasonably withheld, conditioned or delayed. Seller is responsible for any costs incurred by Buyer in connection with the preparation and filing of such Tax Returns for the Straddle Period and shall take all necessary action to promptly reimburse Buyer for such costs.

ARTICLE IX

TERMINATION

Section 9.01 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles II or VI and such breach, inaccuracy or failure is not cured within 30 days after receipt of written notice thereof from Buyer;

(ii) any of the conditions set forth in Articles II or VI shall not have been fulfilled unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(c) by Buyer or Seller by written notice to the other in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority has issued or entered a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable.

(d) by Seller by written notice to Buyer if::

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles II or VI and such breach, inaccuracy or failure is not cured within 30 days after receipt of written notice thereof from Seller;

(ii) any of the conditions set forth in Articles II or VI shall not have been fulfilled unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Seller or Buyer, if any condition set forth in Articles II or VI becomes incapable of fulfillment through no fault of the party seeking termination and is not waived by the party seeking termination.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and have no further force or effect and there shall be no liability on the part of any party hereto, except as set forth in this Section 9.02.

(a) The provisions of Sections 5.07, 5.11, 5.14, 5.15 and Article VII (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) Nothing in this Section 9.02 shall be deemed to release either party from any liability for actual fraud.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:
SANOMEDICS, INC. 444 Brickell Avenue Suite 415 Miami, Florida 33131 Telephone: 305-433-7814 keith@sanomedics.com Attention: Mr. Keith Houlihan, President
If to Buyer:
PositiveID Corporation 1690 S Congress Ave, Suite 201 Delray Beach, FL 33445 Telephone: 561-805-8009 bcaragol@psidcorp.com Attention: William J. Caragol, Chief Executive Officer
with a copy to (which shall not constitute notice):
Szaferman, Lakind, Blumstein & Blader, P.C. 101 Grovers Mill Rd., Suite 200 Lawrenceville, NJ 08648 Telephone: 609-275-0400 gjaclin@szaferman.com Attention: Gregg Jaclin

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Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “delivered,” “provided to” and “made available” mean that the referenced document or other material was given to Buyer and its Representatives such that Buyer and its Representatives have actual or virtual possession of such document or other material. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified as of the date hereof or the Closing Date to the extent permitted by the provisions thereof and to the extent made available to Buyer; and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Schedules. The Disclosure Schedules contain: (i) information required to be disclosed pursuant to Section 2.03; and (ii) information required to be disclosed, and certain exceptions to, the representations and warranties in Article III and Article IV. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes, and the Disclosure Schedules may not necessarily include other matters of a similar nature. Nothing in this Agreement or in the Disclosure Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedules or in this Agreement is material or constitutes a Material Adverse Effect. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract, Permit or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the Disclosure Schedules attached hereto and the other documents delivered by the parties hereto in connection herewith constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Each party acknowledges that the other party has not, and the representatives, agents, accountants, and attorneys of the other party have not, made any promise, representation, or warranty, express or implied, except for the promises, representations, and warranties expressly provided herein and in the Disclosure Schedules attached hereto and the other documents delivered by the parties hereto in connection herewith, concerning the subject matter hereof or thereof to induce it to execute this Agreement, and each party acknowledges that it has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation, or warranty not contained herein or therein.

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Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, with the consent of Seller which may not be unreasonably withheld, Buyer may (a) assign its rights, interests and obligations hereunder to one or more of its Affiliates or (b) pledge and assign its rights and interests hereunder to one or more lenders providing financing to Buyer, and provided, further, that Buyer’s rights, interests, and obligations hereunder may be assigned to any purchaser of all or any portion of the assets or equity interests of Buyer, or as a matter of law to the surviving entity of any merger of Buyer.

Section 10.09 No Third-Party Beneficiaries. Except as provided in Section 5.07, Article VII, this Section 10.09 and Section 10.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy, obligation, liability or cause of action of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Cooperation. Seller and Buyer each agree to cooperate, and to cause the Company to cooperate, with each other and use, and shall cause their respective Affiliates and Representatives and the Company to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate this transaction or to take any action required after the Closing as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Buyer to reach any agreements or understandings in connection with obtaining any consents, approvals, permits or authorizations ), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings; (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority; (iii) furnishing all information required for any application or other filing to be made pursuant to any applicable Laws; (iv) keeping the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to this transaction; and (v) defending against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this transaction. Without limiting the foregoing, Seller and Buyer shall not, and shall cause the Company not to, knowingly take any action, or knowingly fail to take any action that would reasonably be likely to materially delay or interfere with the parties’ ability to consummate this transaction or take any action required after the Closing.

Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE COUNTY OF PALM BEACH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.12(C) WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(C).

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Section 10.13 Specific Performance. The Seller acknowledges that irreparable damage would occur for Buyer if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity or injunctive relief, without the necessity of proof that any other remedy at law is inadequate.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANOMEDICS, INC.

By:	/s/ Keith Houlihan
Name:	Keith Houlihan
Title:	President

[Seller Signature Page to Stock Purchase Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

[Buyer Signature Page to the Stock Purchase Agreement]

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